UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2019

MGM RESORTS INTERNATIONAL

(Exact name of registrant as specified in its charter)

Delaware	001-10362	88-0215232
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip code)

(702) 693-7120

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock (Par Value $0.01)	MGM	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CRF 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

As previously disclosed, on October 15, 2019, MGM Resorts International (“MGM”) entered into a Master Transaction Agreement (the “MTA”) with Bellagio, LLC (the “Tenant”) and BCORE Paradise Parent LLC (the “Sponsor”), a subsidiary of Blackstone Real Estate Income Trust, Inc., which provides for, among other things, the transfer of the real estate assets (the “Property”) related to the Bellagio Hotel and Casino from the Tenant to its wholly-owned subsidiary, BCORE Paradise LLC (“PropCo” or the “Landlord”), followed by a transfer of 100% of the interests in PropCo to BCORE Paradise JV LLC, a newly formed subsidiary of the Sponsor (the “Joint Venture”).

The transactions contemplated by the MTA closed on November 15, 2019 (the “Closing Date”) pursuant to which, among other things, the Joint Venture acquired PropCo for total consideration of $4.25 billion, which consisted of (i) approximately $4.2 billion in gross cash proceeds and (ii) a 5% equity interest in the Joint Venture. In connection with the transactions contemplated by the MTA, MGM also provided a guaranty of approximately $3.0 billion of the debt of the Joint Venture.

The representations, warranties and covenants contained in the MTA and the agreements described herein were made only for purposes of the agreements and as of the specific date (or dates) set forth therein, were solely for the benefit of the parties to the applicable agreement and are subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the agreements may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the agreements and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of MGM. Moreover, information concerning the subject matter of the representations and warranties may change after the Closing Date, which subsequent developments may not be reflected in MGM’s public disclosure.

The foregoing description of the MTA and related transactions does not purport to be complete and is qualified in its entirety by reference to the full text of the MTA, a copy of which is filed as Exhibit 2.1 to MGM’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 16, 2019 and is incorporated herein by reference. All capitalized terms used herein and not otherwise defined have the meaning given to such terms in the MTA.

Item 1.01	Entry into a Material Definitive Agreement.

Lease

In connection with the transactions contemplated by the MTA, on the Closing Date, the Tenant entered into a long-term triple-net lease agreement (the “Lease”) with the Landlord pursuant to which the Property was leased to the Tenant. The Lease has an initial lease term of thirty years with the potential to extend the term for two additional ten-year terms thereafter at the option of the Tenant. The Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with the Property, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent.

The initial base rent due under the Lease is $245 million (the “Rent”). The Rent will escalate annually throughout the term of the lease at a rate of 2% per annum for the first ten years and thereafter equal to the greater of 2% and the CPI increase during the prior year subject to a cap of 3% during the 11th through 20th years and 4% thereafter. In addition, the Lease provides that the Tenant is obligated to spend a specified percentage of net revenues at the property on capital expenditures and for the Tenant and MGM to comply with certain financial covenants, which, if not met, would require the Tenant to maintain cash security or a letter of credit in favor of the Landlord in an amount equal to rent for the succeeding two year period. MGM has also provided a guarantee of the Tenant’s obligations under the Lease.

This description of the Lease is qualified in its entirety by reference to the full text of the Lease attached hereto as Exhibit 10.1. Exhibits and schedules that have been excluded from the text of the Lease attached hereto will be supplementally furnished to the Commission upon request.

Tax Protection Agreement

In connection with the transactions contemplated by the MTA, on the Closing Date, the Tenant also entered into a Tax Protection Agreement (the “Tax Protection Agreement”) with the Joint Venture and the Sponsor pursuant to which the Sponsor agreed to indemnify the Tenant for certain tax liabilities resulting from its recognition of income or gain during the period commencing on the Closing Date and ending one hundred eighty (180) days after the ninth anniversary of the Closing Date if such liabilities result from (i) a transaction involving a direct or indirect taxable disposition of all or a portion of the Property, (ii) a merger or other transaction that would convert interests in the Joint Venture held by the Tenant to cash or otherwise result in a taxable disposition of such interests or (iii) the Joint Venture’s failure to maintain and allocate minimum levels of liabilities for taxation purposes in the manner specified in the Tax Protection Agreement.

This description of the Tax Protection Agreement is qualified in its entirety by reference to the full text of the Tax Protection Agreement attached hereto as Exhibit 10.2. Exhibits and schedules that have been excluded from the text of the Tax Protection Agreement attached hereto will be supplementally furnished to the Commission upon request.

Guaranty

In connection with the transactions contemplated by the MTA, on the Closing Date, MGM entered into an unsecured Guaranty (the “Guaranty”) pursuant to which it guaranteed the $3.01 billion principal amount of indebtedness (and any interest accrued and unpaid thereon) under that certain Loan Agreement, dated as of the Closing Date, by and among PropCo and the Lenders named therein (the “Guaranteed Obligations”). MGM is required to make payments under the Guaranty if the applicable lenders have exhausted certain remedies to collect the Guaranteed Obligations and amounts in respect of the Guaranteed Obligations remain outstanding.

This description of the Guaranty is qualified in its entirety by reference to the full text of the Guaranty attached hereto as Exhibit 10.3. Exhibits and schedules that have been excluded from the text of the Guaranty attached hereto will be supplementally furnished to the Commission upon request.

Credit Agreement Amendment

On November 14, 2019, MGM, the other loan parties and lenders named therein and Bank of America, N.A. (the “Administrative Agent”), entered into a Second Amendment (the “Amendment”) to the Credit Agreement, dated as of April 25, 2016, among MGM, the lenders from time to time party thereto and the Administrative Agent (as amended to date, the “Credit Agreement”).

The Amendment was entered into in order to permit the sale and leaseback of the Property, release the Property as collateral under the Credit Agreement and to make certain other modifications. In connection with the Amendment, MGM agreed to use a portion of the proceeds from the transaction to repay all outstanding term loans under the Credit Agreement.

This description of the Amendment is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.4.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The disclosure under the Introductory Note and Item 1.01 is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 with respect to the Guaranty is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits:

Exhibit No.	Description

2.1

Master Transaction Agreement by and among MGM Resorts International, Bellagio, LLC and BCORE Paradise Parent LLC, dated as of October 15, 2019 (incorporated by reference to Exhibit 2.1 of MGM Resort International’s Current Report on Form 8-K filed with the SEC on October 16, 2019).

10.1	Lease, by and between BCORE Paradise LLC and Bellagio, LLC, dated as of November 15, 2019.

10.2	Tax Protection Agreement, by and among Bellagio, LLC, BCORE Paradise Parent LLC and BCORE Paradise JV LLC, dated as of November 15, 2019.

10.3	Guaranty Agreement, dated as of November 15, 2019.

10.4

Second Amendment, dated as of November 14, 2019, to the Amended and Restated Credit Agreement, dated as of April 25, 2016 among MGM, the lenders from time to time party thereto and the Administrative Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2019

MGM Resorts International

By:	/s/ Andrew Hagopian III
Name:	Andrew Hagopian III
Title:	Chief Corporate Counsel and Assistant Secretary

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